Registration No. 333-82119
                                                     Rule 424(b)(2)

PRICING SUPPLEMENT No. 19 Dated June 6, 2000
(To Prospectus dated July 22, 1999)

                         $7,500,000,000

   H O U S E H O L D   F I N A N C E   C O R P O R A T I O N

                       Medium Term Notes

           Due Nine Months or More from Date of Issue

Principal Amount:   $100,000,000

Price to Public:    100%                Proceeds to HFC:  99.950%

Issue Date:  June 12, 2000        Stated Maturity: March 12, 2002

Redeemable On or After:  Not Applicable

Initial Interest Rate:   To be determined on June 8, 2000

Interest Rate Basis:     LIBOR Telerate

Spread or Spread Multiplier:  Plus .21% (+ 21 basis points)

Interest  Payment Dates:  On the 12th of March, June, September and
     December of each year, commencing September 12, 2000, and the Stated Maturity. If said day is not a Business Day, payments shall be made on the next succeeding Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.

Interest Reset Date:  On each Interest Payment Date.

Interest Determination Date: On the Second London Business Day prior to each Interest Payment
     Date.

Index Maturity:  Three Months.

Agent: Prudential Securities Incorporated

Agent's Discount or Commission:    .05%